Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
973-993-8033 (home)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA ANNOUNCES FINAL RESULTS OF TENDER OFFER AND CONSENT SOLICITATION FOR 11-1/8% SENIOR SECURED NOTES DUE 2009

For Immediate Release:  Wednesday, December 1, 2004

BASKING RIDGE, N.J., US – Avaya Inc. (NYSE:AV), a leading global provider of business communications software, systems and services, today announced the final results of its previously announced cash tender offer and consent solicitation (the “Offer”) with respect to its $284,395,000 aggregate principal amount of 11 1/8% Senior Secured Notes due 2009 (the “Notes”).

As of 5:00 p.m., New York City time on December 1, 2004, which was the expiration date of the tender offer and consent solicitation, holders of the Notes had tendered $271,190,000 aggregate principal amount of such Notes (approximately 95.4% of the total outstanding principal amount).  Holders of a sufficient number of Notes previously consented to amendments to the Indenture pursuant to which the Notes were issued (the “Indenture”).  A supplemental indenture was executed by Avaya and The Bank of New York, as trustee (the “Trustee”) and became effective on November 16, 2004.  The supplemental indenture eliminated substantially all restrictive covenants, the reporting requirements and certain events of default from the Indenture, as well as eliminated the requirement under the Indenture to provide security for the Notes and related provisions regarding the collateral.

The company said $13,205,000 aggregate principal amount of Notes remain outstanding.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services – Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com